Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GAINSCO, INC.:

We consent to the use of our report dated March 30, 2005, with respect to the consolidated balance sheets of GAINSCO, INC. as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, included in the Annual Report (Form 10-K) for the year ended December 31, 2004, incorporated herein by reference. Our report refers to a change in accounting for goodwill and other intangible assets in 2002 as a result of the adoption of FASB Statement No. 142, Goodwill and Other Intangible Assets.

We consent to the use of our report dated June 7, 2005, with respect to the statements of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended, included in the Form 11-K for the year ended December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas
November 14, 2005